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Exhibit 5.1

[Form of Sidley Austin Brown & Wood LLP Opinion]

                        , 2004

Merisant Worldwide, Inc.
10 South Riverside Plaza, Suite 850
Chicago, Illinois 60606

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-1 (Registration No. 333-115021) (the "Registration Statement") filed by Merisant Worldwide, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of: (i)             income deposit securities ("IDSs"), representing            shares of the Company's Class A common stock, par value $0.01 per share (the "Shares"), and $                              million aggregate principal amount of the Company's    % senior subordinated notes due 2019 (the "IDS Notes"), and (ii) $     million aggregate principal amount of the Company's    % senior subordinated notes due 2019 (the "Separate Notes", and, together with the IDS Notes, the "Notes"). The Notes will be issued under the Indenture dated as of            , 2004 (the "Indenture") among the Company, the Subsidiary Guarantors (as hereinafter defined) and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Notes will be fully and unconditionally guaranteed, on an unsecured senior subordinated basis (the "Guarantees"), by each of the Company's direct and indirect wholly-owned domestic subsidiaries existing on the closing of the offering and each of the Company's future wholly-owned domestic subsidiaries (the "Subsidiary Guarantors").

        In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

        Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

  1.
  The Company is duly incorporated and validly existing under the laws of the State of Delaware.

  2.
  The Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof (the "Company Board") shall have duly adopted final resolutions authorizing the issuance and sale of the Shares as contemplated by the Registration Statement; and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount in excess of the par value of the Shares.

  3.
  The Notes will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when: (i) the Registration

    Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Company, each of the Subsidiary Guarantors and the Trustee; (ii) the Company Board shall have duly adopted final resolutions authorizing the issuance and sale of the Notes as contemplated by the Registration Statement and the Indenture; and (iii) the Notes shall have been duly executed and authenticated as provided in the Indenture and such resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

  4.
  Each of the Guarantees will be the legally issued and binding obligation of the applicable Subsidiary Guarantor (except to the extent enforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or negligent acts may be limited by public policy relating thereto, or to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Company, each of the Subsidiary Guarantors and the Trustee; (ii) the Board of Directors of the applicable Subsidiary Guarantor or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance of such Subsidiary Guarantor's Guarantee as contemplated by the Registration Statement and the Indenture; and (iii) the Notes shall have been duly executed and authenticated as provided in the Indenture and the resolutions referred to in clause (iii) of paragraph 3 above and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

  5.
  The IDSs will be legally issued when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the Company Board shall have duly adopted final resolutions authorizing the issuance and sale of the IDSs as contemplated by the Registration Statement; (iii) the Shares shall have been legally issued, fully paid and non-assessable in accordance with paragraph 2 above; (iv) the IDS Notes shall have been legally issued and binding obligations of the Company in accordance with paragraph 3 above; and (v) certificates representing the IDSs shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof.

        We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Shares, the Notes and/or the IDSs.

        We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

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  Exhibit 5.1